UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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GLOBAL WEST RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-52996 (Primary Standard Industrial Classification Code Number)	26-4238285 (I.R.S. Employer Identification Number)
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27651 La Paz Road, Suite A Laguna Niguel, CA 92677 (949) 599-1888 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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Copies to: James Vandeberg The Otto Law Group, PLLC 601 Union Street, Suite 4500 Seattle, WA 98101

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	1,870,000	(1)(2) $5.20	$9,724,000	$542.60

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(2)	The price per share will be at market prices prevailing at the time of sale.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

1,870,000 shares of Common Stock

GLOBAL WEST RESOURCES, INC.

This Prospectus relates to the offer and sale of up to 1,870,000 shares of common stock ( the "Shares") of Global West Resources, Inc., soon to be re-named We Save Homes, Inc., a Nevada corporation, (the "Company" or "WSHI"), by certain of our stockholders named under the heading of "Selling Shareholders" appearing at page 10 (the "Selling Shareholders").  We will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. We will pay all expenses in connection with this offering and the Selling Shareholders will only be responsible for paying any sales or brokerage commissions or discounts with respect to sales of their shares.

We will receive no proceeds from the sale or other disposition of the Shares, or interests therein, by the Selling Shareholders.
The Selling Shareholders may sell the Shares on the OTC Bulletin Board or on any other market or stock exchange on which our common stock may be traded or listed at the time of sale.  They may also sell Shares in block transactions or private transactions or otherwise, through brokers or dealers.  These sales will be made either at market prices prevailing at the time of sale or at negotiated prices.  Brokers or dealers may act as agents for the Selling Shareholders or may purchase any of the shares as principal.  If brokers or dealers purchase Shares as principal, they may sell such Shares at market prices prevailing at the time of sale or at negotiated prices.

The Securities Offered Hereby Involve a High Degree of Risk.  For a discussion of certain considerations associated with the purchase of the Shares offered hereby, see "Risk Factors" beginning on Page 8 of this Prospectus.

The Selling Shareholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transaction in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

________, 2009

PROSPECTUS SUMMARY

The following Prospectus Summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained in other parts of this Prospectus. Please pay special attention to the "Risk Factors" before making any decision on the suitability of this investment.

The following summary is qualified in its entirety by the more detailed information and Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

The Company

We were organized under the laws of the State of Nevada on May 19, 2006.  On March 30, 2009, our board of Directors and shareholders approved a change in our name to We Save Homes, Inc., and we are currently in the process of effecting the name change. WSHI operates using three (3) separate divisions, each of which offers dynamic foreclosure mitigation solutions for distressed homeowners.  First, WSHI has a retail program that employs both "grass roots" and "technology based" efforts to reach out directly to the troubled homeowner by helping to inform and educate them as to their various foreclosure mitigation options. WSHI has an affiliate program which markets specifically to real estate and mortgage professionals and provides a platform for their customers to benefit from WSHI's foreclosure mitigation offerings.  Lastly, WSHI has a direct-to-lender approach that involves entering into an agreement with a servicing bank, where WSHI provides foreclosure mitigation services as third party administrators to bank customers.  Under this model, WSHI would contact the bank's clients on its behalf and assists in the renegotiation of the bank's clients' existing mortgages.  We have not executed any such agreements to date.

Operating from its corporate headquarters in Laguna Niguel, California, WSHI, through its partners and affiliates, offers foreclosure mitigation services, including mortgage modifications, to homeowners throughout the United States.  Moreover, WSHI's foreign language programs are able to assist homeowners where English is not the primary language.

Our principal offices are located at 27651 La Paz Road, Suite A, Laguna Niguel, CA 92677.  Our telephone number is (949) 599-1888.  Our website is www.wesavehomes.com.

Share Exchange Agreement

On March 23, 2009, the Company, exchanged, pursuant to a Share Exchange Agreement with Mortgage Modification Legal Network, Inc. ("MMLN") (the "Share Exchange Agreement"), an aggregate of 10,000,000 shares of its common stock for all of the issued and outstanding shares of common stock of MMLN ("MMLN Shares") from the MMLN security holders.

The Offering

Up to 1,800,000 Shares of common stock received pursuant to Share Exchange Agreement by MMLN securities holders are being offered and sold by the Selling Shareholders. We are also registering 70,000 shares of common stock issued to investors in a private placement and three employees. We will not receive any of the proceeds from the sale of the Shares.

Risk Factors

Investing in the Shares involves certain risks.  You should review these "Risk Factors" beginning on Page  8.

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for the Company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management’s Discussion and Analysis and Results of Operations.”

Statement of Operation

For The Period from August 8, 2008 (Inception) to December 31, 2008
Net revenues	$132,322
Operating costs and expenses	$271,845
Loss from operations	$(241,695)
Loss before income taxes	$(238,251)
Net loss	$(239,051)
Basic & diluted weighted average number of common stock outstanding	558,142
Basic & diluted net loss per share	$(0.43)

Balance Sheet Data

At December 31, 2008
Cash	$-
Total Current Assets	$68,044
Property and Equipment, Net	$33,982
Deposit	$8,149
Total Assets	$110,175
Total Liabilities	$160,826
Total Stockholders' Equity (Deficit)	$(50,651)

The following discussion should be read in conjunction with the preceding Selected Consolidated Financial and other data and the company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Prospectus.

GENERAL
The Company generates revenue from two primary market segments, the retail program and the affiliate program.  During the three months ended March 31, 2009, WSHI generated $284,060 in revenue from the retail program, and $361,531 in revenue from the affiliate program.  This revenue was primarily derived from loan modifications in ten states.  Growth since the Company's inception through the three months ending March 31, 2009, in each of these programs has increased by 341% for retail and 138% for affiliate program.  The Company expects the number of loan modifications to increase in the future.  See "risk factors" for the ability to sustain growth and expansion.

For the three months ended March 31, 2009, the Company generated one hundred seventy two (172) retail program loan modification commencements and two hundred nineteen (219) came from the affiliate program.   These three hundred and ninety one (391) modifications were commenced for total revenue for the first quarter totaling $645,591. This represents a three hundred eighty eight percent (388%) increase in revenue from the prior quarter results. The Company has increased its loan modification volume in large part as a result of the poor economic conditions and distressed homeowners.   The Company expects it's loan modification volume to increase so long as interest rates do not drop too low (allowing for cheap refinancing), the economy continues to languish, unemployment continues to increase and home values remain depressed.

RESULTS OF OPERATIONS

General and administrative expenses have increased from $271,845 in the three months ending December 31, 2008 to $463,138 for the three months ending March 31, 2009, and consisted of personnel expense of $203,360, advertising and promotion expenses of $128,392, professional service expenses of $59,485, $24,700 in rent, and miscellaneous expense of $47,201.  The increase in expense is associated with the increase in loan modification volume.

RISK FACTORS

Prospective investors should carefully consider the risks described below, in conjunction with other information and the Company's consolidated financial statements and related notes included elsewhere in this Prospectus, before making an investment decision.  The Company's business, financial condition and results of operations could be affected materially and adversely by any and or all of these risks.

The following risk factors include, among other things, cautionary statements with respect to certain forward-looking statements, including statements of certain risks and uncertainties that could cause actual results to vary materially from the future results referred to in such forward-looking statements.

We have no history of having meaningful revenues or profitable operations and may incur future losses, which will likely impair our future stock price.

Since WSHI was formed in 2008, we have generated limited revenues, incurred losses and we may never realize meaningful revenues or achieve profitability.  We expect our operating expenses to increase substantially as we implement our business plan.  Given these planned expenditures, we will likely incur additional losses in the near future.

Our business is difficult to evaluate because we have a limited operating history and an uncertain future.

We have a limited operating history upon which you can evaluate our present business and future prospects. We face risks and uncertainties relating to our ability to implement our business plan successfully. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise generally. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the commencement of operations and the competitive environment in which we operate. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations, financial condition and prospects will be materially harmed.

Many of our programs are still in the pilot stage and we cannot assure you that we can convert them into ongoing, large-scale programs.

While we have a number of programs (e.g., retail, wholesale, etc.), these are still in the pilot stage. We will strive to convert these prospective programs into ongoing, large-scale customers programs, but we cannot assure you that we will be able to convert all or even some of them. If we cannot convert a significant number of our pilot-programs, we will be materially impacted.

Our revenue sources are presently concentrated in the distressed homeowner market and not yet diversified in other segments, which may adversely affect our business in an industry slump.

Our initial and ongoing operations may result in a pattern of reliance on revenue from one or more customers in one market segment who may represent a disproportionate share of our gross revenue. Loss of such customers may have adverse effects on our operations until such loss is resolved or revenue sources are diversified among other customers and market segments. We have a limited operating history and cannot accurately predict if and when such an over-reliance may occur or whether we will be successful in correcting such an over-reliance in time to avoid operating losses.

We do not have patent protection on our intellectual property. If we are unable to protect our right to use certain intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights.

We do not have patents or registered trademarks on our proprietary technology. Our future success depends in part upon our proprietary technology. The scope of any patent to which we may obtain rights may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, lengthy and expensive. In addition, any patents we may obtain may be held invalid upon challenge, or others may claim rights in our ownership of such patents.

We are subject to intellectual property infringement claims, which may cause us to incur litigation costs and divert management attention from our business.

While we do not currently anticipate any claims against us, any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management's attention from our business. If our products were found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements in order to be able to sell our products. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

We face competition from other similar businesses that are also seeking to develop a leading position in the distressed homeowner market.

One of our specialized or local competitors may copy our solution, or part of it, even in the presence of potential patents or copyrights, as a strategic means of challenging our intellectual property.

We may lack sufficient partners to be capable of delivering critical marketing and loan modification services.

One or more of our partners or affiliates may fail to perform their marketing or loan modification services, thereby leaving gaps in our operations that need to be filled.  Any business interruption by an operational failure of one or more of our partners will negatively impact our business.

We may face government regulation that renders our business obsolete.

The foreclosure mitigation industry is heavily regulated and either the state or federal government could pass legislation that could materially impact our growth and development.  Furthermore, government sponsored loan modification programs and/or further regulation could render our business model obsolete.

If we are unable to manage our intended growth, our prospects for future profitability will be adversely affected.

We intend to aggressively expand our marketing and sales programs. Rapid expansion may strain our managerial, financial and other resources. If we are unable to manage our growth, our business, operating results and financial condition could be adversely affected. Our systems, procedures, controls and management resources also may not be adequate to support our future operations. We will need to continually improve our operational, financial and other internal systems to manage our growth effectively, and any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and profitability.

Our insurance policies may be inadequate in a catastrophic situation and potentially expose us to unrecoverable risks.

We will have limited commercial insurance policies. Any significant claims against us would have a material adverse effect on our business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify, however, we may fail to correctly anticipate or quantify insurable risks, we may not be able to obtain appropriate insurance coverage, and insurers may not respond as we intend to cover insurable events that may occur. We have observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles and lower coverage limits. For some risks, we may not have or maintain insurance coverage because of cost or availability.

Our business and operations would suffer in the event of system failures.

Despite system redundancy and the implementation of security measures, our systems are vulnerable to damages from computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure, accident or security breach that causes interruptions in our operations or to our customers' operations could result in a material disruption to our business. To the extent that any disruption or security breach results in a loss or damage to our customers' data or applications, or inappropriate disclosure of confidential information, we may incur liability as a result. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.

From time to time, we install new or upgraded business management systems. To the extent such systems fail or are not properly implemented, we may experience material disruptions to our business, delays in our external financial reporting or failures in our system of internal controls, that could have a material adverse effect on our results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

DETERMINATION OF OFFERING PRICE

The shares sold by the Selling Shareholders will be sold at prevailing market prices on the OTC Bulletin Board or on other markets or exchanges on which the shares are then traded or listed or at negotiated prices.

SELLING SHAREHOLDERS

The table below lists each person who may resell shares pursuant to this prospectus and, in addition, sets forth the following:

•	The number of common shares outstanding beneficially owned by the investor prior to the offering; all shareholders may resell all of their stock positions

•	The percentage of the total issued and outstanding shares that such shareholder's share position represents

The term "beneficial ownership" includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common shares subject to options or warrants currently exercisable or exercisable within 60 days to be outstanding for purposes of computing the percentage ownership of the person holding the options or warrants, but they do not deem these common shares to be outstanding for purposes of computing the percentage ownership of any other person. The applicable percentage of ownership for each shareholder is based on 12,192,500 shares of common stock outstanding as of May 20, 2009. Except as otherwise indicated, we believe the beneficial owner of the common shares listed below, based on information furnished by it, has sole voting and investment power over the number of shares listed opposite its name.

The following table sets forth as of May 20, 2009, the names of and the number of shares that could be sold by each of the Selling Shareholders.

Name	Maximum Number	Percentage of Outstanding	Number of Shares
----	of Sellable Shares	Shares Owned	Owned After the Offering
Daniel Pierce Sparks and Michele lee sparks Revocable Trust Dated September 15, 2006	300,000	14.9	1,516,100

Ryan Boyajian	300,000	14.9	1,516,100

Chris A. Chudacoff and Kirsten A. Chudacoff 1998 Revocable Living Trust dated September 28, 2008	300,000	14.9	1,516,100

Kenneth Glowacki	300,000	7.0	554,500

Andrea Downs	300,000	14.9	1,516,100

Equine Trust Dated January 23, 2009	300,000	14.9	1,516,100

Kulman IR LLC	25,000	0.2	-0-

Cross Street Partners	25,000	0.2	-0-

Mike McCarthy	10,000	0.08	20,000

Jered Barger	5,000	0.04	25,000

Lan Mai	5,000	0.04	20,000

Total:	1,870,000

PLAN OF DISTRIBUTION

The shares may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the over The counter Bulletin Board or on any market or exchange on which the common stock of the Company may be traded or listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

(a)	A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

(c)	Ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

(d)	Privately negotiated transactions between the Selling Stockholder and a purchaser.

There is no underwriter or coordinating broker acting in connection with this offering. Each Selling Stockholder will be deemed an "underwriter" within the meaning of the Securities Act with respect to the shares offered by such Selling Stockholder. The Company and each Selling Stockholder have agreed to indemnify one another against certain liabilities, including liabilities under the Securities Act.

In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, a supplement to the Registration Statement of which this Prospectus will be filed with the SEC, if required, pursuant to Rule 424 under the Securities Act, disclosing: (a) the name of each such Selling Stockholder and of the participating broker or dealer; (b) the number of shares involved; (c) the price at which such shares were sold; (d) the commissions paid or discounts or concessions allowed to such broker or dealer, where applicable; (e) that such broker or dealer did not conduct any investigation to verify the information set out in this Prospectus; and (f) other facts material to the transactions.

The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares offered by the Selling Shareholders, including all expenses and fees of preparing, filing and printing the registration statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the Selling Shareholders.

None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock is listed on the OTC Bulletin Board under the symbol "GWRC".  The high and low bid prices for shares of our common stock on May 19, 2009 were $5.00 and $5.20 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Holders

As of May 20, 2009, there were 23 record holders of the Company's common stock.

Dividends

The Company does not anticipate any stock or cash dividends on its common stock in the foreseeable future.

DESCRIPTION OF SECURITIES TO BE REGISTERED

As of May 20, 2009, the Company had 12,192,500 shares of common stock issued and outstanding.

The Company has fifty million (50,000,000) shares of common stock, at $0.001 par value, authorized and there are ten million (10,000,000) shares of preferred stock, at $0.001 par value, authorized.

The following is a summary of the material terms of the Company's common stock.  This summary is subject to and qualified in its entirety by the Company's Articles of Incorporation and Bylaws, which are included as exhibits to the registration statement of which this Prospectus forms a part, and by the applicable provisions of Nevada law.

The Articles of Incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of the Company's common stock.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of the Company's common stock are issued, the relative interests of the existing shareholders may be diluted.

Common Stock

Voting Rights.  Each holder of shares of common stock is entitled to one vote for each share of common stock for the election of directors and on each other matter submitted to a vote of the stockholders of the Company.  The holders of common stock have exclusive voting power on all matters at any time.

Liquidation Rights.  Upon liquidation, dissolution or winding up of the Company, holders of shares of common stock are entitled to share ratably in distributions of any assets after payment in full or provisions for all amounts due creditors and provision for any liquidation preference of any other class or series of stock of the Company then outstanding.

Dividends.  Dividends may be declared by the Board of Directors and paid from time to time to the holders of common stock, on such record dates as may be determined by the Board of Directors, out of the net profits or surplus of the Company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Included in the Prospectus constituting part of this Registration Statement are financial statements for fiscal 2008, which have been audited by Kabani & Company, Inc., an independent registered public accounting firm, to the extent and for the periods set forth in their respective report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as an expert in accounting and auditing.  Kabani & Company, Inc. has not been employed on a contingent basis nor shall Kabani & Company, Inc. receive a direct or indirect substantial interest in connection with this offering.

Legal Matters

The validity of the securities being offered will be passed upon for The Company by James Vandeberg, The Otto Law Group, PLLC, 601 Union Street, Suite 4500, Seattle, WA 98101.  The Company's legal counsel has been employed on a non-contingent basis.

INFORMATION WITH RESPECT TO THE COMPANY

On March 23, 2009, Global West Resources, Inc., a Nevada corporation, ("GWRC"), exchanged, pursuant to a Share Exchange Agreement with Mortgage Modification Legal Network, Inc. ("MMLN") (the "Share Exchange Agreement"), an aggregate of 10,000,000 shares of its common stock for all of the issued and outstanding shares of common stock of MMLN ("MMLN Shares") from the MMLN Security Holders.   GWRC is currently in the process of changing its name to We Save Homes, Inc. ("WSHI") and, upon Board determination, MMLN, which is a wholly-owned subsidiary of WSHI, will be merged into WSHI.

Background

MMLN, which was converted from a California limited liability company of the same name, was incorporated in the State of California on September 30, 2008, and elected to be treated as a subchapter S corporation for tax purposes

MMLN was initially founded by a group of real estate, mortgage, financial and legal professionals dedicated to educating and assisting homeowners in financial distress.  The corporate vision involved empowering homeowners with knowledge of their foreclosure mitigation options (e.g., mortgage modification, short sale, refinance, deed in lieu, bankruptcy) through community outreach programs so that homeowners may make more informed decisions that could allow them to remain in their homes during the recent economic downturn.  WSHI, with MMLN as its wholly-owned subsidiary, has established, and continues to develop, strategic partnerships with law firms, real estate brokers, national banks, mortgage brokers, internet companies, and financial institutions to facilitate foreclosure mitigation solutions, primarily loan modifications, for its clients throughout the United States.

Business of WSHI

WSHI assists financially distressed homeowners who have become overburdened with debt due to deteriorating economic conditions, eroding property values, frozen credit markets and stagnant mortgage rates.  WSHI operates using three (3) separate divisions, each of which offers dynamic foreclosure mitigation solutions for distressed homeowners.  First, WSHI has a retail program that employs both "grass roots" and "technology based" efforts to reach out directly to the troubled homeowner by helping to inform and educate them as to their various foreclosure mitigation options. WSHI has an affiliate program which markets specifically to real estate and mortgage professionals and provides a platform for their customers to benefit from WSHI's foreclosure mitigation offerings.  Lastly, WSHI has a direct-to-lender approach that involves entering into an agreement with a servicing bank, where WSHI provides foreclosure mitigation services as third party administrators to bank customers.  Under this model, WSHI would contact the bank's clients on its behalf and assists in the renegotiation of the bank's clients' existing mortgages.  We have not executed any such agreements to date.   Operating from its corporate headquarters in Laguna Niguel, California, WSHI, through its partners and affiliates, offers foreclosure mitigation services, including mortgage modifications, to homeowners throughout the United States.  Moreover, WSHI's foreign language programs are able to assist homeowners where English is not the primary language.

Business Updates

In 2008 and in the three months ending March 31, 2009, WSHI achieved quarter-over-quarter increases in sales of its foreclosure mitigation services, primarily loan modifications.  WSHI and its partners have commenced the following number of loan modifications for the: (i) three months ending December 31, 2008, one hundred thirty one (131) loan modifications; and (ii) the three months ending March 31, 2009, three hundred ninety one (391) loan modifications.  Because the timing to achieve a loan modification varies considerably from case to case and can take up to six months or longer, comprehensive success/failure statistics are not yet available.

With regard to our retail effort, we signed a contract on May 20, 20009 with a national mortgage lending lead provider that will give us access to their vast client base and enable us to provide loan modification services thereto on a pay-per-success (or cost per acquisition) basis.  By virtue of our agreement with the lead provider, WSHI's direct response marketing and advertising costs would be significantly reduced.  Moreover, it is anticipated that leads generated under this new arrangement will be of significantly higher quality and generate substantially higher volume of mortgage modifications.  In addition, the agreement's favorable pay-per-success cost structure will increase WSHI's gross sales margins and while decreasing ancillary lead acquisition costs.  This combination of lower cost leads and reduced marketing expense should increase WSHI's profitability on every loan modification commenced.  Specifically, based on our conservative assumption of an average gross profit per retail deal of  $1000-$1500 using this new lead provider, .  Ultimately, although WSHI works with other lead providers, WSHI expects that the new lead provider will be the primary source of business for our retail channel.

Additionally we are currently in negotiation to develop a strategic partnership with a company which provides a "do it yourself" technology-based subscription loan modification service.  By acquiring, branding and marketing this software on a national basis, WSHI would be able to tap into the significant portion of homeowners who desire to pursue loan modifications on their own, but don't know how to proceed.  It is estimated that revenue from this do it yourself subscription service could be very significant due to the $300 to $500 proposed price point, as compared to WSHI's $3000-$3500 average retail price of a full service loan modification.  Additionally other functionality of this technology based loan modification service software facilitates short sale transactions.  This will offer the company an additional potential revenue stream from the opportunity to monetize the leads from customers who don’t qualify for a loan modification and require a short sale transaction of their property.  It is estimated that the potential revenue from the short sale opportunities could be more significant than the revenue generated from the loan modification service we provide.

With regard to the direct to lender approach to date, WSHI has not entered into any agreements with servicing banks or lenders.  While a relationship like this would offer significant revenue opportunity and the ability to significantly expand our business operations it also remains the most difficult to establish due to the complexity of dealing with a large organization and the bureaucracy involved in getting a contract approved.  This initiative could prove more viable to the extent we are successful in completing the partnership with the technology based "do it yourself" subscription service.  This platform is scalable and offers significant value and transparency to a lender or loan servicer, which would be able to directly interface with the subscription service to more efficiently facilitate its customer's loan modification process.

With regard to our wholesale affiliate program, management is in the process of undertaking a complete and comprehensive restructuring. The restructuring will include the transition of all affiliates to one of our net bank service providers and the creation of a new service agreement whereby WSHI will receive residual fees for approximately one (1) year based on the volume of loan modifications generated by the transitioned affiliates.  Additionally all employees and contractors associated with the wholesale affiliate program will be eliminated, which will significantly reduce overhead and payroll expenses, immediately yielding a positive cash flow from the restructured program.  In addition, the restructured affiliate program will also serve to eliminate regulatory exposure attendant to the changing legal landscape for loan modifications across the U.S.
.
WSHI's profit per loan modification varies greatly and depends upon many factors, including whether the loan modification was generated through the retail program or the affiliate program.  Generally, WSHI's gross profit per loan modification ranges from between $250 to $1,250, and averages approximately $500 per transaction.  In certain instances where refunds are given due to achieving an unsatisfactory result, WSHI's profit per loan modification may be lower, or even negative.

Technology Platform and Intellectual Property

Licensing

Once WSHI completes the name-change process, it will qualify to transact business in the State of California, where it has its corporate headquarters.  MMLN is qualified to do business in California and is licensed by the California Department of Real Estate ("DRE") as a corporate real estate broker and mortgage broker, which allows it to practice real estate, including the solicitation, negotiation, and performance of loan modifications in the state of California.  MMLN has filed with the DRE an Advance Fee Agreement which allows MMLN to obtain up-front payment for performing loan modification services subject to numerous DRE restrictions, including trust fund requirements.  MMLN is in the process of obtaining, a "no objection" response from the DRE regarding its Advance Fee Agreement.

Technology

WSHI has developed a proprietary "back end" web portal operating system that allows the corporation and its partners to view the status of each homeowner's foreclosure mitigation solution in real time. This web portal system provides two very specific and necessary functions. First it provides a standardized, systematic process to provide equal handling of each individual case.  Furthermore, because it is web based, the web portal system provides transparency to all parties.  Currently, this portal only encompasses loan modification progress tracking, but may be expanded to include other foreclosure mitigation solutions in the future.

Intellectual Property

The domain name, WeSaveHomes.com, was registered on May 6, 2008 and expires on May 6, 2010 (and is capable of being renewed).  The domain name, Modifiquehoy.com, was registered on December 1, 2008 and expires on December 1, 2010 (and is capable of being renewed). WSHI believes it has obtained adequate protection of its intellectual property rights in connection with its websites.  There is no pending or threatened litigation affecting WSHI, nor are there any copyright issues affecting or that threaten to affect WSHI's websites.

CUSTOMERS AND TARGET MARKETS

WSHI seeks customers in three target markets (i) retail, (ii) wholesale and (iii) direct-to-lender, as described below:

Retail Clients:  WSHI undertakes various types of direct marketing campaigns to reach homeowners who are in danger of losing their homes to foreclosure or who could otherwise benefit from WSHI's foreclosure mitigation services.  WSHI utilizes direct mailers, internet marketing (including search engine optimization, lead assistance programs and email campaigns), community outreach programs, radio, and other forms of media to market its foreclosure mitigation services.  WSHI's retail program also includes direct marketing towards the Spanish-speaking community and WSHI has dedicated legal assistants fluent in Spanish who are available to assist distressed homeowners.  WSHI has also created a Spanish language website at www.modifiquehoy.com specifically for this initiative.

Wholesale Clients:  WSHI utilizes an affiliate network comprised of real estate professionals to market its foreclosure mitigation services to their clients.  WSHI's affiliates receive commissions based on the amount of work the affiliate does to aid the client in completing a foreclosure mitigation program.  Generally, affiliates have the potential to earn anywhere from $500 to $1500 per client processed.  As discussed above, WSHI intends to completely restructure its affiliate program.

Direct-To-Lender Clients:  WSHI is currently pursuing leads to become a third party administrator for banks or other lending institutions seeking to implement loan modification programs for their customers.  As third party administrators for a lender, WSHI would be able to efficiently approach the lender's clients on behalf thereof, but as an independent third party, and offer loan modifications on terms pre-approved by the lender.  WSHI's role would eliminate the need for a lender to establish and staff a foreclosure mitigation division, thereby saving the lender significant administrative expenditures as well as operating costs.  As discussed above, if WSHI is able to acquire the technology based "do it yourself" subscription platform, which offers significant value and transparency to a lender or loan servicer, WSHI would be better positioned in the direct-to-lender market.

Competition

WSHI operates in the distressed mortgage and foreclosure mitigation solutions market, which is highly competitive and characterized by rapid change, increasing competition from attorneys, real estate brokers, mortgage brokers, and mortgage modification companies offering similar services.  The mortgage modification market, in particular, has low barriers to entry, is becoming increasingly saturated by ex-subprime brokers, and contains numerous companies that are operating illegally.

WSHI competes for distressed homeowners' business with many other providers of loan modification services.  The principal competitive factors relating to attracting and retaining clients include the types of services offered, price points, personalization, success rate, and the homeowner's overall experience.

Competitive Advantages

It is expected that WSHI will overcome the low barrier entry challenge with its competitive advantage in the industry.  This competitive advantage is realized by addressing several key components to the market:

First, WSHI's recently executed  contract with a large scale mortgage lending lead aggregator is structured on a pay-per-success (or cost per acquisition) model.  This will offer us significant volume opportunities with average gross sales margins of approximately $1000-$1500 per transaction.  Additionally, advertising and marketing costs will decrease significantly because we will only incur marketing costs in the instance of a successful resolution.  Most, if not all, of our retail competition spends significant sums of advertising and marketing dollars to acquire their retail business, which if not done efficiently, can severely erode gross sales margins.  This will enable WSHI to continue to grow and scale our retail sales effort for maximum profitability.  The sheer quantity of potential leads from our partner far outstrips our current capacity and may require us to add additional resources to monetize as many of these leads as possible

Second, WSHI's services provide a national solution for government and banks:  As a third party administrator for large lenders, banking institutions and government, WSHI can provide a comprehensive mortgage modification solution designed to implement relief for distressed homeowners.  We believe this solution to be far-reaching and provide incentives for the banks as well as all classes of homeowners; including those with equity and loan problems and those without equity and loan challenges.

Third, WSHI maintains an unparalleled advisory board;  WSHI has an advisory board that is currently headed by Wayne Angell and which management intends will consist of high-profile members of the private sector and government whose sole commitment is to preserve the American Dream by providing the tools existing homeowners need to stay in their homes.

Finally, if WSHI is able to establish a strategic partnership with  the technology based "do it yourself" subscription platform, we would be better positioned in the direct-to-lender market and have the opportunity to brand and market the software on a stand-alone retail basis.

Market Growth

We believe there is a great potential to profit from the foreclosure mitigation services which we provide.  The peak of the sub-prime mortgage resets occurred in 2008.  However, between 2009 and 2012, the resetting of Option ARMS and Alt-A loans is expected to affect more (in billions of U.S. Dollars) mortgages than the sub-prime collapse.

Additionally, most of the homeowners that will be affected by the Option Arm resets have been choosing to make the minimum monthly payments resulting in negative amortization, and leaving millions of homeowners with unaffordable mortgages.  With the new economic stimulus package pushing loan modifications to the forefront of the media and the consumer mindset, and incentivizing lending institutions to modify troubled homeowners' mortgages, we are currently facing the very early stages of a huge growth.  All three of our target markets (e.g., retail, wholesale, direct-to-lender) are poised for large-scale growth and market share potential based on these compelling economics.

LEGISLATION AND GOVERNMENT REGULATION

Government Regulation

The California legislature and the California DRE have implemented various measures to regulate foreclosure mitigation transactions, especially the practice of mortgage modifications.  These regulations, which include prohibitions against certain actions of "foreclosure consultants," licensing requirements and approval of advance fee agreements that limit the fees received by a broker before rendering services, among others, may adversely impact WSHI's revenue growth.  Moreover, although WSHI believes that it is operating within the parameters of the law, the California Attorney General or the DRE may disagree and could ultimately revoke WSHI's broker's license, rescind WSHI's advance fee agreement or subject WSHI to legal action resulting in civil damages or criminal fines and penalties.  The California legislature could also pass stricter laws further regulating, prohibiting or centralizing various aspects of WSHI's business, which would result in a decrease in business, revenue and profits.

Other U.S. states could pass or enforce legislation requiring WSHI to become licensed or qualify to do business therein due to the national reach of WSHI's partners, service providers and affiliates.  Moreover, the attorney's general of other states could seek to commence legal action against WSHI based on its actions or the actions of its partners, service providers or affiliates in other states.

Similarly, the U.S. Congress has implemented federal legislation that impacts foreclosure mitigation transactions, including mortgage modifications that could have an adverse impact on WSHI's business, revenues and growth.  Although WSHI believes that it is operating in compliance with federal law, the U.S. Attorney General or other federal enforcement agency could determine that WSHI's business somehow violates federal law, including, but not limited to RESPA, and could ultimately subject WSHI to legal action resulting in damages, fines and penalties.  Congress could also pass new legislation, such as allowing bankruptcy courts to modify mortgages that further regulate, prohibit or nationalize various aspects of WSHI's business, which would result in a decrease in business, revenue and profits.  Finally, Congress could pass a financial stimulus package that could reduce the consumer need for WSHI's distressed financial services and foreclosure mitigation programs.

 President Obama's Homeowner Affordability and Stability Plan

President Obama's February 2009 "homeowner" stimulus package has two main parts: (1) three to four million homeowners who are at risk of foreclosure to lower their monthly payments by modifying loan terms; and (2) using Fannie Mae and Freddie Mac to refinance the loans of four to five million Americans who owe more than their homes are worth.  However, President Obama's plan only helps a small number of homeowners in the parts of the country where the housing crisis has not hit as hard.  Specifically, President Obama's plan only affects "conforming" loans held or securitized by Fannie Mae or Freddie Mac, which as of January 1, 2009 have been capped at approximately $417,000 for most of the United States and approximately $625,500 for higher cost areas.  Also, to qualify for the plan, the new first mortgage (including any refinancing costs) cannot exceed 105% of the current market value of the property.  The plan may not provide any assistance with second mortgages.  Similarly, if a homeowner's debt-to-income ratio is already 31%, that homeowner may not qualify.

Although the President's plan represents a good start towards fixing the housing problem, it ignores a majority of the troubled homeowners in the most vulnerable areas, namely California.  For instance, in the San Francisco Bay Area of Northern California, jumbo loans had approximately 62% of the market earlier this year, and in Southern California, it was approximately 39%. In California and other high-cost regions, jumbo loans were marketed not just to the wealthy who could afford to buy a big house, but to average middle-class families with average middle-class incomes.  MarketWatch, Nov. 2, 2007 by Rex Nutting.  Under the President's plan, it appears that the majority of homeowners in the state of California would receive no benefit.  In terms of size, the California economy currently ranks 8th in the world, just behind Italy and ahead of Spain and Canada. The next five largest economies are Brazil ($1.3 trillion), Russia ($1.3 trillion), India ($1.2 trillion), South Korea ($970 billion), and Mexico ($893 billion). CCSCE, Center for the continuing Study of the California Economy, September 2008.  Without fixing the housing problem in California (which the President's plan does not do), the housing crisis will not be resolved.  In fact, of the four states (Nevada, California, Florida and Arizona) that represent the majority of the housing crisis, relief would be limited under the President's plan.

We believe that WSHI and the services which it provides will not be substantially limited by the President's plan due to the fact that our services help homeowners regardless of loan size, type or priority (e.g., first or second).  WSHI's business especially flourishes in California, Nevada, Florida and Arizona, where jumbo mortgages are more prevalent.  Moreover, WSHI can help a homeowner whose first mortgage exceeds 105% of the home's market value and, in certain circumstances, where a homeowner's debt-to-income ratio is lower than 31%.  In conclusion, the President's plan seeks to help approximately 8 million homeowners, which represents only 1 in 5 homeowners with mortgages.  Christian Science Monitor, March 4, 2009 by Laurent Belsie.  WSHI will endeavor to help the other 4.

EMPLOYEES

The Company currently has 18 full-time employees and 16 independent contractors.

DESCRIPTION OF PROPERTY

The Company does not own any real property.  WSHI operates from its corporate headquarters in Laguna Niguel, California and has no immediate plans to open additional offices within or outside of the State of California.  WSHI currently leases approximately 5000 square feet of commercial space in a single level office park from an unrelated party and subleases a portion of that square footage to a debt settlement company and mortgage company. WSHI maintains strategic affiliations with both companies.  The office lease is $8,150.00 per month for a 24 month term, beginning December 1, 2008.  WSHI also employs approximately 17 outside Account Executives who supervise in excess of 200 affiliates nationwide, reducing overall fixed overhead.  WSHI may lease additional space in its current building to accommodate its expanding employee base.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings or litigation, nor are we aware that any litigation is presently being threatened or contemplated against us or any officer, director or affiliate.

SUPPLEMENTARY FINANCIAL INFORMATION

The Company does not have any supplementary financial information to disclose.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This section may contain "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. Changes in the circumstances upon which we base our predictions and/or forward-looking statements could materially affect our actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our limited operating history; (2) our ability to pay down existing debt; (3) our ability to retain the professional advisors necessary to guide us through our corporate restructuring; (4) the risks inherent in the investigation, involvement and acquisition of a new business opportunity; (5) unforeseen costs and expenses; (6) potential litigation with our shareholders, creditors and/or former or current Selling Shareholders; (7) the Company's ability to comply with federal, state and local government regulations; and (8) other factors over which we have little or no control.

We do not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Such factors include the factors described in our interim and audited consolidated financial statements and the Management's discussion and analysis of financial condition and results of operations.

In connection with, and because we desire to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward looking statements in the following discussion and elsewhere in this report and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward looking statements made by, or on our behalf.

Overview of Our Business

WSHI was initially founded by a group of real estate, mortgage, financial and legal professionals dedicated to educating and assisting homeowners in financial distress.  Our mission is to empower homeowners with knowledge of their foreclosure mitigation options (e.g., mortgage modification, short sale, refinance, deed in lieu, bankruptcy) through community outreach programs so that homeowners may make more informed decisions to allow them to remain in their homes during this economic downturn.

We assist financially distressed homeowners who have become overburdened with debt due to deteriorating economic conditions, eroding property values, frozen credit markets and stagnant mortgage rates.  WSHI operates using three (3) separate divisions, each of which offers dynamic foreclosure mitigation solutions for distressed homeowners.  First, our affiliate program markets specifically to real estate and mortgage professionals and provides a platform for their customers to benefit from WSHI's foreclosure mitigation offerings.  Second, our direct-to-lender approach involves entering into an agreement with a servicing bank, where WSHI provides foreclosure mitigation services as third party administrator to bank customers.  Under this model, WSHI contacts the bank's clients on its behalf and assists in the renegotiation of the bank's clients' existing mortgages.  Third, our retail program employs both "grass roots" and "technology based" efforts to reach out directly to the troubled homeowner by helping to inform and educate them as to their various options.  Finally, our foreign language programs are able to assist homeowners where English is not the primary language. We have developed a proprietary "back end" web portal operating system that allows the corporation and its partners to view the status of each homeowner's foreclosure mitigation solution in real time. This web portal system provides two very specific and necessary functions. First it provides a standardized, systematic process to provide equal handling of each individual case.  Furthermore, because it is web based, the web portal system provides transparency to all parties.  Currently, this portal only encompasses loan modification progress tracking, but may be expanded to include other foreclosure mitigation solutions in the future.

Revenue Model and Growth Strategy

Our revenue model is comprised of a hybrid of fee for service and revenue sharing models. With respect to our wholesale program, by utilizing a revenue sharing model we can effectively grow our business vertically without the steep increase of overhead.  Conversely, our retail program employs a fee for service vehicle packaging all administrative and legal services. Additionally if the Company is able to successfully negotiate a strategic partnership for the “do it yourself” technology-based subscription loan modification service we are currently in negotiation with, this would bring a third source of revenue which would be significant.

Our main objective will be to define the way in which mortgage modifications are performed on a national level. Specifically, we hope to create and administer a standardized loan modification process to handle the increasing number of defaulting mortgages, which could provide transparency to all parties involved.

Our management team has more than 50 years of combined experience in real estate, mortgage, finance industries and associated legal matters. This focus has provided us with our initial customer base and intimate knowledge of the market. We believe that management understands the financial and credit markets, and their relationship to the current and future economic cycles, give us a strong advantage over the competition.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective April 16, 2009 the Company engaged Kabani & Company Inc. as its independent auditor.

The Company has had no disagreements with its accountants on accounting and financial disclosure.

DIRECTORS AND EXECUTIVE OFFICERS

Neither the Company, its property, nor any of its directors or officers is a party to any pending legal proceeding, nor have they been subject to a bankruptcy petition filed against them. None of its officers or directors has been convicted in, nor is subject to, any criminal proceeding.

The names and ages of the directors and executive officers of the Company and their positions with the Company are as follows:

Name	Age	Position
Michael McCarthy	48	Chief Executive Officer and Director
Andrew V. Kardish III	47	Chairman of the Board
Ryan Boyajian	32	President, Secretary and Director
Andrea Downs	43	Chief Development Officer, Director
Kirsten Varia Chudacoff	42	Director
Lan Mai	43	Chief Financial Officer

Michael McCarthy, Chief Executive Officer and Director

Mike McCarthy, 48, is a senior executive with expertise in consumer direct sales, strategic business development, management acumen, sales and marketing development, operational and sales integrations, budget management and cost save platforms. Most recently at Countrywide Financial, Mr. McCarthy was Managing Director of New Customer Acquisition "NCA." Under his leadership the group was responsible for sales generated from media advertising.   He oversaw the rapid growth of NCA while posting the highest sales & productivity metrics in its business unit.  During his tenure as General Manager of ditech.com, the brand became one of the most recognized in America. Over a six year period from 2000 through 2006 ditech.com generated in excess of $75 Billion in funded mortgages, making it one of the most profitable divisions of the GMAC family. Mr. McCarthy has also played an instrumental role in creating a multi-brand mortgage company through the development of a variety of regional offerings. Prior to his tenure at ditech.com, Mr. McCarthy served GM in several capacities including senior vice president of the GM Family Division of GMAC Mortgage. Mr. McCarthy is a member of the Board of Directors of the Orangewood Children's Foundation, a non-profit group that works to eliminate child abuse and neglect in Orange County, California.  Orangewood Children's Home supports children in foster care and at the Orangewood Children's, transitioning foster teens into independent adulthood and increasing public awareness of child abuse and neglect. Mr. McCarthy earned his Master's Degree from Central Michigan University, and his Bachelor of Science in Marketing from Oakland University in Rochester, MI. He resides in San Juan Capistrano, California with his wife Kim and three children, Morgan, Mallory and Mac.

 Andrew V. Kardish III, Chairman and Director

Andrew V Kardish III, 47, is the company's Chairman and Director.  Mr. Kardish is the President of Kardish Wealth Management an independent financial services firm offering personalized Wealth Management solutions. Prior to forming his own firm Mr. Kardish started in the Financial Services industry in 1987 with Dean Witter Reynolds. From there here worked for Merrill Lynch, Morgan Stanley as well as UBS where he served as First Vice-President and Training Manager. Andrew has been involved in numerous venture projects that span the medical device, communications and real estate development industries.  Mr. Kardish also serves as Chairman of the Board of Directors of Skytech Communications, a wireless communications corporation.  Mr. Kardish holds a Bachelors Degree and Masters Degree in Business Administration from Columbia State University (Cum Laude).

Ryan Boyajian, President, Secretary and Director

Mr. Boyajian, 32, serves as the company President and is also one of the company's founders. Mr. Boyajian is in charge of all Business Development aspects of the business.  He has brought significant high level customers who joined MMLN as Affiliates through his Professional business relationships that he garnered over the past 15 years in the Mortgage Business.  Prior to joining MMLN, Mr. Boyajian was a partner in a mortgage brokerage firm for the past four years.  He has placed in the top 50 of Mortgage Originators nationwide since 2002 (Mortgage Originator Magazine).  Mr. Boyajian earned his Bachelor of Science degree in Accounting from Fresno State and is married with two children.  He is also a proud member of National Association of Mortgage Brokers and California Association of Mortgage Brokers.

Andrea Downs, Chief Development Officer and Director

Ms. Downs, 43, serves as MMLN's Chief Development Officer and is responsible for all Business Development and Marketing for the company. Prior to joining MMLN, Ms. Downs built a start-up media business in 1992. As Founder and President of Shorecliff Communications, Inc, Ms. Downs created and executed industry tradeshows, business to- business conferences and leading publications throughout the United States, Europe, and Latin America. Ms. Downs and Shorecliff Communications worked closely with leading investment research and analysts to keeping ahead of financial markets and trends.  Shorecliff Communications, Inc. produces large scale events and media properties for the Wireless Communications, Electronic Identification, Television, Telephony, and Multiplayer Gaming industries. Events produced by Shorecliff focus on finance, investment, and business-to business networking. Ms. Downs took Shorecliff Communications from a start-up business to an international enterprise with multi million dollars in annual revenue. Currently, Ms. Downs advises media, wireless, and IT companies and associations in the Wireless and Finance and Investment industries.  Simultaneously serves on the Board of Directors for Real Estate holding and development companies in Orange County including Orange County Equestrian Centers, Inc. (OCEC), Media 206, Technologent, ClearTalk Communications and Downs Holdings, Inc.

Kristen Varia Chudacoff, Director

Ms. Chudacoff, 42, has been in the wholesale lending mortgage industry spanning almost 20 years.  She has worked in all facets of residential lending, including broker relationships, operational management, loan underwriting and much more.  Ms. Chudacoff has achieved top sales success, historically producing in the top 10% of the country.  She has established multiple sales and operational systems to improve the overall operational flow of her business transactions.  She is consistently working on establishing visionary approaches to all facets of her mortgage lending career.

Lan Mai, Chief Financial Officer

Mr. Mai, age 43, recently joined WSHI as its Chief Financial Officer.  Mr. Mai has nearly 20 years experience in the financial services and consulting industries.  Prior to joining the Company, Mr. Mai was the Controller for a contract research organization which provided project management services to pharmaceutical companies to obtain FDA approval for drugs and medical devices. Among other positions, Mr. Mai was the General Manager for a commodity brokerage firm located in California.   Mr. Mai assisted that $5 million company grow in revenue from when he joined in 1995 to over $50 million annually and eventually sold for over $100 million in 2001.   During his 10 years in the commodity industry, Mr. Mai obtained and maintained Series 3, 30 and 63 licenses as required by the Commodity Futures Trading Commission.   Mr. Mai also worked in the banking and credit union industry for over five years.  During his tenure in the banking and credit union industries, Mr. Mai participated in a number of national and international standards and advisory committees which advise on network standards, rules and regulations for ATM, credit card and other EFT services.  Mr. Mai  holds a Bachelor of Science degree from California State University, Long Beach and currently is a CPA candidate.

Wayne D. Angell, Advisor to the Board of Directors

From February 7, 1986 to February 9, 1994, Mr. Angell served as a member of the Board of Governors at the Federal Reserve. He served as Chair of the Board's Committee on Federal Reserve Bank Activities and as Chair of the G-10 Committee on Payment and Settlement Systems, Basle, Switzerland.

Mr. Angell was born June 28, 1930, in liberal Kansas. He received a B.A. from Ottawa University in Ottawa, Kansas in 1952, and an M.A. in 1953 from the University of Kansas. After completing his coursework for a Ph.D., he began a two-year period as a full-time Instructor in Economics at the University of Kansas, in 1954. In 1957, Mr. Angell completed his dissertation, The History of Commercial Banking in Kansas, 1854-1954, to fulfill the final requirement for a Ph.D. in economics.

In 1956, Mr. Angell began an extended career at Ottawa University as an Assistant Professor of Economics. He was promoted to full professor in 1959. He served as Department Chairman, Division Chairman and, from 1969 to 1972, as Dean of the College. After a three month sabbatical trip to study economic development in India, Nepal, Burma, Thailand, Philippines, Hong Kong, and Japan, he returned to classroom teaching from 1975 to 1985. He continued to broaden his economic interests by completing two terms as a Director of the Federal Reserve Bank of Kansas City, and by two more around the world study visas to South East Asia, with focus on India, China, and Malaysia. Also, he added new direct business experience as a Bank officer and director, as well as consulting with banks and thrifts in Missouri, Kansas, and Colorado. During this period, Mr. Angell concentrated his attention on the increasingly complex task of managing interest rate and prepayment risk. He had a significant responsibility for the development of a dynamic hedging strategy and evaluating alternate strategies such as interest rate and prepayment forecasting.

Three years after beginning his professional career at Ottawa University, Mr. Angell became a candidate for the Kansas State House of Representatives. He won a closely contested race in the Republican primary while declining to accept contributions to escape the law limiting campaign expenditures to $150 per election. He then won the general election in November 1960. He secured a coveted seat on the appropriations committee as a freshman legislator and one year later became a subcommittee chair. He was reelected in 1962 and 1964, chaired the Water Resources Committee and the Economic Development Committee while continuing his appropriations committee assignments. He was an active Republican serving as precinct committeeman, as a member of the state Republican platform committee, as Vice-Chairman of the Kansas State Republican Legislative Campaign Committee and as Chairman of the 1964 Kansas 3rd Congressional District Republican Convention.

Mr. Angell is the recipient of numerous honors and awards including Phi Beta Kappa from the University of Kansas in 1953, Who's Who in America, honorary Doctor of Humane Letters from Ottawa University in 1992, Distinguished Kansan of the Year of the Native Sons and Daughters in 1987, and Distinguished Service Award from the Alumni Association of Ottawa University in 1980.

Corporate Governance

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. There are no family relationships among the directors and officers of the Company.

We intend to establish an Audit Committee and a Compensation Committee of the Board of Directors, each of which will be comprised of independent directors.

Audit Committee Financial Expert

The Company does not have an audit committee financial expert.

Employment Agreements and Compensation

We currently do not have formal employment or consulting agreements with our executive officers or directors.  All officers serve on an at-will basis.  Of the directors and officers, only the Chief Executive Officer and the Chief Financial Officer receive salaries.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who beneficially own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons also are required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, no officers, directors and persons who beneficially own more than 10% of the Company's common stock have failed to file the reports required pursuant to Section 16(a).

Code of Ethics

The Company has not adopted a Code of Ethics, but plans to do so in the future.

EXECUTIVE COMPENSATION

Compensation of directors and executive officers

The following table sets forth the compensation that the Company paid to each executive officer and all executive officers as a group, for the fiscal years 2008 and 2007 The Company does not currently have a long-term compensation plan and does not grant any long-term compensation to its executive officers or employees.

The table does not reflect certain personal benefits, which in the aggregate are less than ten percent of the named executive officer's salary and bonus. No other compensation was granted in fiscal years 2008 and 2007.

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
Michael McCarthy, CEO	2008	$0		0 shares			N/A	N/A	$108,000

Lan Mai, CFO	2008	$0		0 shares			N/A	N/A	$66,000

Grants of plan based awards

No grants of plan based awards were granted during the 2008 fiscal year.

Outstanding equity awards at fiscal year-end

The Company has not granted any equity awards.

Option exercises and stock vested table

The Company has not granted options or other equity awards.

Pension benefits table

The Company did not offer a pension plan during fiscal year 2008.

Nonqualified deferred compensation table

The Company did not offer any non-qualified deferred compensation plans during fiscal year 2008.

Director compensation disclosure

The Company did not enter into director compensation arrangements during the fiscal year 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

As of May 20, 2009, the Company has 12,192,500 shares of common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of our outstanding shares as of the date of this Prospectus by (i) each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group.

Title of Class:	Name and Address of Beneficial Holder:	Amount and Nature of Beneficial Ownership:	Percent of Class:
Common, $0.001 par value	Ryan Boyajian(1) 27382 Via Priorato San Juan Capistrano, CA 92675	1,816,100	14.9%
Common, $0.001 par value	Chris A. and Kirsten A. Chudacoff(2) 1998 Revocable Living Trust Dated September 28, 2008 28391 Calle Mira Monte San Juan Capistrano, CA 92675	1,816,100	14.9%
Common, $0.001 par value	Andrea Downs (3) 40 Cambridge Court Coto de Caza, CA 92679	1,816,100	14.9%
Common, $0.001 par value	Equine Trust Dated January 23, 2009 (4) 91 Mays Landing Rd Somers Point, NJ 08244	1,816,100	14.9%
Common, $0.001 par value	Ken Glowacki 27342 Via Priorato San Juan Capistrano, CA 92675	854,500	7.0%
Common, $0.001 par value	Michael McCarthy (5) 27592 Silvercreek San Juan Capistrano, CA 92675	30,000	0.25%
Common, $0.001 par value	Daniel Pierce Sparks and Michele Lee Sparks Revocable Trust Dated September 15, 2006 27662 Pinestrap Circle Laguna Hills, CA 92653	1,816,100	14.9%
Common, $0.001 par value	Lan Mai (6) 7331 Clay Ave Huntington Beach, CA 92648	25,000	0.21%
Total Held by Officers and Directors:		7,319,000	60.0%
Total Held by Officers, Directors and Certain Beneficial Owners:		9,989,500	81.9%

(1)	Ryan Boyajian is the Company's President, Secretary and Director.
(2)	Kristen A. Chudacoff is the Company's Director.

(3)	Andrea Downs is the Company's Director.
(4)	Andrew Kardish, III is the Chairman and Director and trust beneficiary.

(5)	Michael McCarthy is the Company's Chief Executive Officer and Director.
(6)	Lan Mai is the Company's Chief Financial Officer.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE

Andrew Kardish, III, Chairman of the Board, loaned the Company $100,000 in 2008 ..  This loan was evidenced by promissory notes.  $50,000 was repaid with interest in early 2009.    In January 2009, Mr. Kardish loaned the company another $50,000 which was evidenced by a promissory note.  Andrew Kardish, loaned the Company another $42,000 on April 7th, 2009, which loan was evidenced by a promissory note.  On April 30, 2009, Andrew Kardish forgave $50,000 of Company debt in exchange for 10,000 shares of Company stock (which have yet to be issued).  As of May 26, 2009, the Company has  $92,000 in debt obligation to Mr. Kardish.

Director Independence

Our securities trade on the Over-the-Counter Bulletin Board System and our Board of Directors is not subject to any independence requirements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's Articles of Incorporation provide that the Company shall indemnify to the fullest extent permitted by Nevada law any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The right to and amount of indemnification shall be determined in accordance with the provisions of Nevada Revised Statutes in effect at the time of the determination.

Our Bylaws generally require that we advance to our directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We intend to obtain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, The Company has been advised that in the opinion of the Securities and Exchange Commission such  indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, The Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

AUDITED FINANCIAL STATEMENTS

The following are the 2008 audited financial statements for MMLN generated prior to the Share Exchange with WSHI, pursuant to which MMLN became a wholly-owned subsidiary of WSHI.

FINANCIAL STATEMENTS

MORTGAGE MODIFICATION LEGAL NETWORK, INC.
For The Period from August 8, 2008 (Inception) to December 31, 2008

TABLE OF CONTENTS

PAGE
REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24
FINANCIAL STATEMENTS
Balance Sheet	25
Statement of Operations	26
Statement of Stockholders' Deficit	27
Statement of Cash Flows	28
Notes to Financial Statements	29 to 33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of Mortgage Modification Legal Network, Inc.

We have audited the accompanying balance sheet of Mortgage Modification Legal Network, Inc. as of December 31, 2008, and the related statements of operations, stockholders’ deficit, and cash flows for the period from August 8, 2008 (inception), to December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mortgage Modification Legal Network, Inc. as of December 31, 2008, and the results of its operations and cash flows for the period from August 8, 2008 (inception) to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The company has an accumulated deficit of $239,051 at December 31, 2008. These factors as discussed in Note 8 to the financial statements, raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Kabani & Company, Inc.

CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California
February 27, 2009

Mortgage Modification Legal Network, Inc.
Balance Sheet
As At December 31, 2008

Assets
Current Assets
Accounts Receivable, Net of Allowance for Doubtful Accounts of $4,998	$56,514
Due from Related Parties	11,530
Total Current Assets	68,044

Long Term Assets
Property and Equipment, Net	33,982
Deposit	8,149
Total Long Term Assets	42,131

Total Assets	$110,175

Liabilities & Stockholders' Deficit
Liabilities
Current Liabilities
Accounts Payable and Other Accrued Expenses	$11,618
Payable to Banks	49,208
Note Payable - Related Party	100,000
Total Liabilities	160,826

Commitment

Stockholders' Deficit
Common Stock ($0.01 par value; 1,500,000 shares authorized; 960,062 shares issued and outstanding)	9,601
Additional Paid In Capital	379,899
Subscription Receivable	(201,100)
Accumulated Deficit	(239,051)
Total Stockholders' Deficit	(50,651)

Total Liabilities & Stockholders' Deficit	$110,175

The accompanying notes are an integral part of the financial statement.

Mortgage Modification Legal Network, Inc.
Statement of Operations
For The Period from August 8, 2008 (Inception) to December 31, 2008

Net revenues	$132,322
Cost of revenues	102,172
Gross profit	30,150

Operating costs and expenses
General and administrative expenses	271,845
Loss from operations	(241,695)

Other income (expenses)
Rental income	4,079
Interest expense	(635)
Total other income	3,444

Loss before income taxes	(238,251)

Provision for income taxes	800

Net loss	$(239,051)

Basic & diluted weighted average number of common stock outstanding	558,142

Basic & diluted net loss per share	$(0.43)

The accompanying notes are an integral part of the financial statement.

Mortgage Modification Legal Network, Inc.
Statement of Changes In Stockholders' Deficit
For The Period from August 8, 2008 (Inception) to December 31, 2008

	Common Stock		Additional Paid In Capital	Subscription Receivable	Accumulated Deficit	Total Stockholders' Deficit
	Number of Shares	Par value

Balance August 8, 2008	-	$-	$-	$-	$-	$-

Common stock issued for cash	784,025	7,840	39,660	-	-	47,500

Common stock issued for cash	176,037	1,760	340,240	(201,100)	-	140,900

Net loss	-	-	-	-	(239,051)	(239,051)

Balance at December 31, 2008	960,062	$9,601	$379,899	$(201,100)	$(239,051)	$(50,651)

The accompanying notes are an integral part of the financial statement.

Mortgage Modification Legal Network, Inc.
Statement of Cash Flows
For The Period from August 8, 2008 (Inception) to December 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(239,051)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Depreciation	1,167
Changes in working capital:
(Increase) in accounts receivable	(56,514)
(Increase) in receivables from related parties	(11,530)
(Increase) in deposit	(8,149)
Increase in accounts payable and accrued expenses	60,826
Net cash provided by operating activities	(253,251)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(35,149)

CASH FLOWS FROM FINANCING ACTIVITIES
Related party note issued	100,000
Common shares issued for cash	188,400
Net cash provided by financing activities	288,400

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	-

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	-

CASH & CASH EQUIVALENTS, ENDING BALANCE	$-

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

Interest paid during the year	$-
Taxes paid during the year	$-

NON-CASH INVESTING & FINANCING ACTIVITY:
Shares issued against subscription receivable	$201,100

The accompanying notes are an integral part of the financial statement.

MORTGAGE MODIFICATION LEGAL NETWORK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 8, 2008 (INCEPTION) TO DECEMBER 31, 2008

NOTE 1.    Nature of business and significant accounting policies

Mortgage Modification Legal Network (the “Company”, “We”, “Our”, “MMLN”) was incorporated as a California Limited Liability Company on August 8, 2008. Beginning September 19, 2008, the Company became a California ‘S’ Corporation.

The company assists financially distressed homeowners who have become overburdened with debt due to deteriorating economic conditions, eroding property values, frozen credit markets and stagnant mortgage rates.  The company operates using three (3) separate divisions, each of which offers dynamic foreclosure mitigation solutions for distressed homeowners.  First, the company has an affiliate program which markets specifically to real estate and mortgage professionals and provides a platform for their customers to benefit from the company’s foreclosure mitigation offerings.  Second, the company has a direct-to-lender approach that involves entering into an agreement with a servicing bank, where the company provides foreclosure mitigation services as third party administrators to bank customers.  Under this model, the company contacts the bank’s clients on its behalf and assists in the renegotiation of the bank’s clients’ existing mortgages.  Finally, the company has a retail program that employs both “grass roots” and “technology based” efforts to reach out directly to the troubled homeowner by helping to inform and educate them as to their various options.  Operating from its corporate headquarters in Laguna Niguel, California, the company, through its partners and affiliates, offers foreclosure mitigation services, including mortgage modifications, to homeowners throughout the United States.

Cash and Cash Equivalents — The Company considers investments with original maturities of 90 days or less to be cash equivalents.

Accounts receivable — As at December 31, 2008, accounts receivable amounted to $61,512 with an allowance for bad debt amounting to $4,998.

The Company evaluates its accounts receivable on regular basis to make provision for all the accounts where collectability is doubtful and the amounts are past due.

Depreciation and Amortization — Property and equipment are being depreciated on the straight-line basis over the following estimated useful lives:

Machinery and equipment	Three years
Furniture and fixtures	Four years

The Company capitalizes expenditures that materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred. When assets are sold or otherwise disposed of, the cost and related depreciation amortization is removed from the accounts and any resulting gain or loss is included in other income (expense) in the statements of operations.

Income Taxes — The Company is a California S Corporation. Net income or loss for tax purposes were transferred to the shareholders for the period ended December 31, 2008.

Net Income (Loss) Per Share — The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share,” and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  Common equivalent shares related to stock options and warrants have been excluded from the computation of basic and diluted earnings per share. For the period ended December 31, 2008, the Company has no dilutive securities.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash.  The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution may exceed FDIC insured limits.

Financial Instruments — Our financial instruments consist of cash, accounts receivable, accounts payable, and notes payable (related party).  The carrying values of cash, accounts receivable, accounts payable, and notes payable are representative of their fair values due to their short-term maturities.

Revenue Recognition — The Company generates revenue from two sources.  The majority of revenue is generated from the Law Firms the Company placed Loan Modifications through. The remaining revenue is generated when the Company signs up new accounts.  Revenue is recognized when (i) a Service Agreement exist or a new account membership is signed up; (ii) services have been rendered; (iii) price is fixed or determinable; (iv) and collectability is reasonably assured.

Revenue from Law Firms:

For each attorney who enters into a Services Agreement with MMLN, the Company recognizes revenue as follows:

The Company contacts customers through its marketing and advertising activities. Once the customer signs up with the Company, the Company refers the customer to the attorney. Upon receipt of retainer by the attorney from the Company, the attorney performs service based upon agreed terms. Upon completion of the service provided by the attorney, the company recognizes revenue.

New Account Revenue – Sign-Ups

Anytime MMLN signs up a new account for membership, it carries one time “start up” fee of $500 - $1500.  The revenue is recognized upon the sign-up.

Recently Issued Accounting Pronouncements —

Business Combinations-In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R significantly changes the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including:

• Acquisition costs will be generally expensed as incurred;
1.	Noncontrolling interests (formerly known as “minority interests” – see SFAS 160 discussion below) will be valued at fair value at the acquisition date;
2.
Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

3.	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
4.	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
5.	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, since we are a calendar year-end company we recorded and disclosed business combinations following existing GAAP until January 1, 2009. We expect SFAS 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51-In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Like SFAS 141R discussed above, earlier adoption is prohibited. We have not completed our evaluation of the potential impact, if any, of the adoption of SFAS 160 on our consolidated financial position, results of operations and cash flows.

In March 19, 2008, FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Currently the Company does not carry any derivative instruments and the adoption of this statement may not have any effect on the financial statements.

In May 2008, FASB issued SFASB No.162, “The Hierarchy of Generally Accepted Accounting Principles”. The pronouncement mandates the GAAP hierarchy reside in the accounting literature as opposed to the audit literature. This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy. This pronouncement will become effective 60 days following SEC approval. The Company does not believe this pronouncement will impact its financial statements.

In May 2008, FASB issued SFASB No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60”. The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. The Company does not believe this pronouncement will impact its financial statements.

On December 30, 2008 FASB issued FIN 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises”. This FSP defers the effective date of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, for certain non-public enterprises as defined in paragraph 289, as amended, of FASB Statement No. 109, Accounting for Income Taxes, including non-public not-for-profit organizations. However, non-public consolidated entities of public enterprises that apply U. S. GAAP are not eligible for the deferral. Nonpublic enterprises that have applied the recognition, measurement, and disclosure provisions of Interpretation 48 in a full set of annual financial statements issued prior to the issuance of this FSP also are not eligible for the deferral. This FSP shall be effective upon issuance. The Company does not believe this pronouncement will impact its financial statements.

On January 12, 2009 FASB issued FSP EITF 99-20-01, “Amendment to the Impairment Guidance of EITF Issue No. 99-20”. This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. The FSP shall be effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The Company does not believe this pronouncement will impact its financial statements.

NOTE 2 – Property & Equipment

Property and equipment as at December 31, 2008 comprised of the following:

Furniture & Fixture	$17,065
Office Equipment	18,084
Accumulated Depreciation	(1,167)
Net	$33,982

During the period ended December 31, 2008 the Company recorded $1,167 as depreciation expense.

NOTE 3 - Note Payable to Related Party

The Company entered into several agreements during November 4, 2008 to December 1, 2008 to borrow funds from its shareholder. As at December 31, 2008, total note payable to shareholder amounted to $100,000.  The interest on these notes ranges from 5% to 5.5%. The notes are fully due and payable on the later of (i) fifteen (15) days of receipt of written demand by the Company from the shareholder or any subsequent assignee of the notes, and (ii) one (1) year from the date of the issuance.

During the period ended December 31, 2008, the Company recorded $635 interest expense.

NOTE 4 – Lease Commitment

In December, 2008, the Company entered into agreements with Global Network Ministries, Inc. to rent two suites used for the day to day operation. The lease expiration date is November 30, 2010. The Company paid security deposit of $8,150 at the inception of lease. The rent expense for the period ended December 31, 2008 was $8,150.

The Company subleases its office to two related parties through common shareholders (See note 5), monthly rent amounting to $4,079.

Future minimum lease payments for the next two years are as follows:

December 31,	Minimum Lease Payment	Sublease Income	Total
2009	$97,800	$(48,948)	$48,852
2010	89,650	(44,869)	44,781
Total	$187,450	$(93,817)	$93,633

NOTE 5 – Related-party transactions

During the period ended December 31, 2008, the Company made payments to various vendors, on behalf of Premier Lending Group, Inc. amounting to $7,390. The Company is related to Premier Lending Group, Inc through common shareholders.

During the period ended December 31, 2008, the Company subleased its office space to NetDebt LLC and Premier Lending Group, Inc. The rental income receivable amounted to $4,079 as at December 31, 2008. The Company is related to NetDebt and Premier Lending Group, Inc through common shareholders.

NOTE 6 – Payable to Banks

The Company has corporate credit card accounts that are used to pay day to day operating expenses. As at December 31, 2008, payable to banks for the credit cards, amounted to $49,209.

NOTE 7 – Stockholder’s Equity

The Company was formed as an LLC on August 8, 2008. On September 19, 2008, the Company became a California S Corporation. As per its Articles of Incorporation the Company has authorized capital of 1,500,000 shares. Pursuant to a private placement conducted in accordance with Regulation S of the Securities Act of 1933, as amended, the Company issued 960,062 shares of common stock for $0.06 to $1.94 per share. The proceeds of the offering were used for general working capital purpose.

On September 19, 2008, the Company issued 95,000 common shares to five stockholders. On November 25, 2008, the Company executed a forward stock split of 8.25:1. The common shares outstanding were retroactively restated to account for the forward stock split, and the number of common shares outstanding became 784,025. The total payment from stockholders for the issuance was $47,500 and as a result of the split, the per share price changed from $0.50 to $0.06.

On December 30, 2008, the Company issued 176,037 common shares to a stockholder for $1.94 per share. The Company received payment of $140,900 and recorded a subscription receivable of $201,100 on the accompanied financial statements. No subscription agreement was signed for this issuance at December 31, 2008.

NOTE 8 - Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the company as a going concern. However, we have an accumulated deficit of $239,051 as of December 31, 2008. Our total liabilities exceeded its total assets by $50,651 as of December 31, 2008. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon our continued operations, which in turn is dependent upon our ability to continue executing on our business model. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

The Company commenced operations on October 1, 2008.  As with any start-up company, the initial fixed costs required to commence operations were fairly significant.  The Company commenced its loan modifications in late 2008..The Company anticipates that it will be able to: (i) develop key marketing relationships with large affiliates that will increase its loan modification volume; (ii) be in the position to pay off its short term notes with operating profits and (iii) increase operational efficiencies.

NOTE 9 – Concentration of Credit Risk

The Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral on accounts receivable, therefore, the accounts receivable are unsecured. Company allows credit period of not more than two weeks therefore the credit extended to its customers are highly reliable and with minimal risk.

As at December 31, 2008, the Company has two major customers. Company’s revenue from those customers comprised of cash and credit sales. Accounts receivable related to those sales amounted to $22,000 and 23,000 from each of these customers.

GLOBAL WEST RESOURCES, INC. & SUBSIDIARY
FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2009

TABLE OF CONTENTS

PAGE
FINANCIAL STATEMENTS
Consolidated Balance Sheets (Unaudited)	35
Consolidated Statement of Operation (Unaudited)	36
Consolidated Statement of Cash Flow (Unaudited)	37
Notes to Unaudited Financial Statements	38 to 41

Global West Resources, Inc. & Subsidiary
Consolidated Balance Sheets
(Unaudited)

Assets
	March 31, 2009	December 31, 2008
Current Assets
Cash	$46,301	$-
Accounts Receivable, Net of Allowance for Doubtful Accounts of $4,998	32,559	56,514
Due from Related Parties	4,079	11,530
Prepaid Expenses	5,000	-
Total Current Assets	87,939	68,044

Long Term Assets
Property and Equipment, Net	62,552	33,982
Deposit	53,150	8,149
Total Long Term Assets	115,702	42,131

Total Assets	$203,641	$110,175

Liabilities & Stockholders' Equity (Deficit)
Liabilities
Current Liabilities
Accounts Payable and Accrued Expenses	$43,739	$60,826
Note Payable - Related Party	100,000	100,000
Total Liabilities	143,739	160,826

Commitment

Stockholders' Equity (Deficit)
Preferred stock ($0.001 par value; 10,000,000 authorized: no shares issued and outstanding)	-	-
Common Stock ($0.001 par value; 50,000,000 shares authorized; 12,067,500 shares issued and outstanding at March 31, 2009 and 10,000,000 shares issued and outstanding at December 31, 2008)	12,068	10,000
Additional Paid In Capital	389,429	379,839
Subscription Receivable	(14,930)	(201,439)
Accumulated Deficit	(326,665)	(239,051)
Total Stockholders' Equity (Deficit)	59,902	(50,651)
Total Liabilities & Stockholders' Equity (Deficit)	$203,641	$110,175

The accompanying notes are an integral part of these unaudited financial statements.

Global West Resources, Inc. & Subsidiary
Consolidated Statement of Operation
For The Three-Month Period Ended March 31, 2009
(Unaudited)

Net revenues	$645,591
Cost of revenues	268,528
Gross profit	377,063

Operating costs and expenses
General and administrative expenses	463,138
Loss from operations	(86,075)

Other expense
Finance expense	(1,540)

Net loss	$(87,615)

Basic & diluted weighted average number of common stock outstanding	12,067,500

Basic & diluted net loss per share	$(0.01)

The operating company didn't exist until August 8, 2008. Therefore, the comparative financials are not presented.

The accompanying notes are an integral part of these unaudited financial statements.

Global West Resources, Inc. & Subsidiary
Consolidated Statement of Cash Flow
For The Three-Month Period Ended March 31, 2009
(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(87,615)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Common stocks issued for compensation incentive and starting bonus	11,657
Depreciation	4,968
Changes in working capital:
Decrease in accounts receivable	19,876
Decrease in receivables from related parties	11,530
(Increase) in prepaid expenses	(5,000)
(Increase) in deposit	(45,001)
Increase in accounts payable and accrued expenses	(17,086)
Net cash used in operating activities	(106,671)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(33,538)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares for cash (part of subscription receivable)	186,510

NET INCREASE IN CASH & CASH EQUIVALENTS	46,301

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	-

CASH & CASH EQUIVALENTS, ENDING BALANCE	$46,301

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION

Interest paid during the year	$1,547
Taxes paid during the year	$-

NON-CASH INVESTING & FINANCING ACTIVITY:
Common shares issued against subscription receivable	$339
Common shares issued for acquisition of subsidiary	$10,000

The operating company didn't exist until August 8, 2008. Therefore, the comparative financials are not presented.

The accompanying notes are an integral part of these unaudited financial statements.

GLOBAL WEST RESOURCES, INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2009
(UNAUDITED)

NOTE 1.    Nature of business and significant accounting policies

Global West Resources, Inc. (“the Company”, “We”, “Our”, “GWRC”) is a Nevada corporation formed on May 19, 2006.  The Company previously operated as an exploration stage company organized to explore mineral properties in Nevada.  On March 23, 2009, the Company, exchanged, pursuant to a Share Exchange Agreement with Mortgage Modification Legal Network, Inc. (“MMLN”) (the “Share Exchange Agreement”), an aggregate of 10,000,000 shares of its common stock for all of the issued and outstanding shares of common stock of MMLN (“MMLN Shares”) from the MMLN shareholders.

The Company, through its subsidiary MMLN, assists financially distressed homeowners who have become overburdened with debt due to deteriorating economic conditions, eroding property values, frozen credit markets and stagnant mortgage rates.  The company operates using three (3) separate divisions, each of which offers dynamic foreclosure mitigation solutions for distressed homeowners.  First, the company has an affiliate program which markets specifically to real estate and mortgage professionals and provides a platform for their customers to benefit from the company’s foreclosure mitigation offerings.  Second, the company has a direct-to-lender approach that involves entering into an agreement with a servicing bank, where the company provides foreclosure mitigation services as third party administrators to bank customers.  Under this model, the company contacts the bank’s clients on its behalf and assists in the renegotiation of the bank’s clients’ existing mortgages.  Finally, the company has a retail program that employs both “grass roots” and “technology based” efforts to reach out directly to the troubled homeowner by helping to inform and educate them as to their various options.  Operating from its corporate headquarters in Laguna Niguel, California, the company, through its partners and affiliates, offers foreclosure mitigation services, including mortgage modifications, to homeowners throughout the United States.

Cash and Cash Equivalents — The Company considers investments with original maturities of 90 days or less to be cash equivalents.

Accounts receivable — As at March 31, 2009 and December 31, 2008, accounts receivable amounted to $37,557 with an allowance for bad debt at $4,998, and amounted to $61,512 with an allowance for bad debt at $4,998, respectively.

The Company evaluates its accounts receivable on regular basis to make provision for all the accounts where collectability is doubtful and the amounts are past due.

Depreciation and Amortization — Property and equipment are being depreciated on the straight-line basis over the following estimated useful lives:

Machinery and equipment	Three years
Furniture and fixtures	Four years

The Company capitalizes expenditures that materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred. When assets are sold or otherwise disposed of, the cost and related depreciation amortization is removed from the accounts and any resulting gain or loss is included in other income (expense) in the statements of operations.

Income Taxes — The Company has adopted Financial Accounting Standard No. 109 (SFAS 109) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Net Income (Loss) Per Share — The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share,” and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  Common equivalent shares related to stock options and warrants have been excluded from the computation of basic and diluted earnings per share. For the period ended March 31, 2009, the Company has no dilutive securities.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash.  The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution may exceed FDIC insured limits.

Financial Instruments — Our financial instruments consist of cash, accounts receivable, accounts payable, and notes payable (related party).  The carrying values of cash, accounts receivable, accounts payable, and notes payable are representative of their fair values due to their short-term maturities.

Revenue Recognition — The Company generates revenue from two sources.  The majority of revenue is generated from the Law Firms or other backend service providers the Company placed Loan Modifications through. The remaining revenue is generated when the Company signs up new accounts.  Revenue is recognized when (i) a service agreement exists or a new account membership is signed up; (ii) services have been rendered; (iii) price is fixed or determinable; (iv) and collectability is reasonably assured.

Revenue from Law Firms or backend service providers:

For each attorney or backend service provider who enters into a service agreement with the Company, the Company recognizes revenue as follows:

The Company contacts customers through its marketing and advertising activities. Once the customer signs up with the Company, the Company refers the customer to an attorney or backend service provider. Upon receipt of retainer by the attorney or backend service provider as arranged by the Company, the attorney or the backend service provider performs services based upon agreed terms. Upon completion of the services, the company recognizes revenue on net basis.

New Account Revenue – Sign-Ups

Anytime the Company signs up a new account for membership, it carries one time “start up” fee of $500 to $1500.  The revenue is recognized upon the sign-up.

Recently Issued Accounting Pronouncements —

In May 2008, FASB issued SFASB No.162, “The Hierarchy of Generally Accepted Accounting Principles”. The pronouncement mandates the GAAP hierarchy reside in the accounting literature as opposed to the audit literature. This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy. This pronouncement will become effective 60 days following SEC approval. The Company does not believe this pronouncement will impact its financial statements.

On December 30, 2008 FASB issued FIN 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises”. This FSP defers the effective date of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, for certain non-public enterprises as defined in paragraph 289, as amended, of FASB Statement No. 109, Accounting for Income Taxes, including non-public not-for-profit organizations. However, non-public consolidated entities of public enterprises that apply U. S. GAAP are not eligible for the deferral. Nonpublic enterprises that have applied the recognition, measurement, and disclosure provisions of Interpretation 48 in a full set of annual financial statements issued prior to the issuance of this FSP also are not eligible for the deferral. This FSP shall be effective upon issuance. The Company does not believe this pronouncement will impact its financial statements.

On January 12, 2009 FASB issued FSP EITF 99-20-01, “Amendment to the Impairment Guidance of EITF Issue No. 99-20”. This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. The FSP shall be effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The Company does not believe this pronouncement will impact its financial statements.

NOTE 2 – Property & Equipment

Property and equipment as at March 31, 2009 and December 31, 2008 comprised of the following:

	March 31, 2009	December 31, 2008
Furniture & Fixture	$33,115	$17,065
Office Equipment	35,572	18,084
Accumulated Depreciation	(6,135)	(1,167)
Net	$62,552	$33,982

During the period ended March 31, 2009, the Company recorded $4,968 as depreciation expense.

NOTE 3 - Note Payable to Related Party

The Company entered into several agreements from November 4, 2008 to December 1, 2008 to borrow funds from its shareholder. As at March 31, 2009 and December 31, 2008, total note payable to the shareholder amounted to $100,000.  The interest on these notes ranges from 5% to 5.5%. The notes are fully due and payable on the later of (i) fifteen (15) days of receipt of written demand by the Company from the shareholder or any subsequent assignee of the notes, and (ii) one (1) year from the date of the issuance.

During the three-month period ended March 31, 2009, the Company recorded $912 interest expense.

 NOTE 4 – Lease Commitment

In December, 2008, the Company entered into agreements with Global Network Ministries, Inc. to rent two suites used for the day to day operation. The lease expiration date is November 30, 2010. The Company paid security deposit of $8,150 at the inception of the lease. The rent expense for the period ended March 31, 2009 was $24,450.

The Company subleases its office to two related parties through common shareholders (See note 5), monthly rent amounting to $1875.  One of the related parties is scheduled to end its sublease on May 31, 2009.

Future minimum lease payments for the next two years are as follows:

December 31,	Minimum Lease Payment	Sublease Income	Total
2009	$97,800	$(17,000)	$80,800
2010	89,650	(12,000)	77,650
Total	$187,450	$(29,000)	$158,450

NOTE 5 – Related-party transactions

During the fiscal year ended December 31, 2008, the Company recorded due from related party at $11,469. The Company subleased its office space to NetDebt LLC and Premier Lending Group, Inc., received zero and $5,625 from the sublease income at December 31, 2008 and March 31, 2009, respectively. The Company also recorded $4,079 receivable in sublease income at December 31, 2008 and at March 31, 2009, respectively.

NOTE 6 – Deposit

Starting from the three-month period ended March 31, 2009, the Company reserved funds amounted to $45,000 at law firms that provided mortgage modification services. Pursuant to some state law, if a loan modification a law firm is unsuccessful in modifying an Approved Applicant’s mortgage, the law firm shall refund to the Approved Applicant its fees paid. To ensure available reserves, the Company authorized the law firm to hold funds until a services agreement with the law firm is expired.

NOTE 7 – Accounts Payable and Accrued Expenses

At March 31, 2009, the Company recorded accounts payable and accrued expenses at $43,739. The Company has corporate credit card accounts that are used to pay day to day operating expenses. As at March 31, 2009, the credit card balance amounted to $36,560, the accounts payable and accrued expenses net of the credit card balance were at $7,181, attributable to various vendors.

NOTE 8 – Stockholder’s Equity

Company Preferred Stock —  Our authorized preferred stock consists of 10,000,000 shares of preferred stock, par value $0.001 per share.  As of March 31, 2009, no preferred stock was issued and outstanding.

Company Common Stock — Our authorized common stock consists of 50,000,000 shares of common stock, par value $0.001 per share.  As at March 31, 2009, 12,067,500 common shares issued and outstanding.

On March 23, 2009, the Company issued 6,000 common shares to two managerial employees for compensation for services and starting bonus. The Company recorded those shares at fair market value. The Company also issued 33,938 common shares to its key personnel at par value.

NOTE 9 – Acquisition of MMLN

On March 23, 2009, the Company and Mortgage Modification Legal Network, Inc., entered into a Stock Exchange Agreement. Under this agreement, MMLN’s shareholders exchanged all their 1,000,000 shares for 10,000,000 shares of Global West Resources, Inc. The acquisition was consummated on March 24, 2009. As a result of the share exchange, MMLN became a wholly owned subsidiary of GWRC. All costs generated from the acquisition were expensed. The business combination was treated as reverse acquisition.

NOTE 10 - Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the company as a going concern. However, we have an accumulated deficit of $326,665 as of March 31, 2009. Our total liabilities exceeded total current assets by $55,800 as of March 31, 2009. Moreover, based on the ever changing legal landscape for loan modifications across the U.S., we may face exposure for potential marketing violations unless we are successful in implementing immediate changes to our marketing strategy and wholesale program relating to certain states that have recently enacted legislation to curb mortgage fraud.  Even if our sweeping changes are implemented effectively, the company could incur fines or penalties, some of which could be significant.  Loss reserve accounts will be established as any potential legal risks become actual risks.  In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon our continued operations, which in turn is dependent upon our ability to continue executing on our business model. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

The operating subsidiary commenced operations on October 1, 2008.  As with any start-up company, the initial fixed costs required to commence operations were fairly significant.  The Company commenced its loan modifications in late 2008.  The Company anticipates that it will be able to: (i) develop key marketing relationships with large affiliates that will increase its loan modification volume; (ii) be in the position to pay off its short term notes with operating profits and (iii) increase operational efficiencies.

NOTE 11 – Concentration of Credit Risk

The Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral on accounts receivable, therefore, the accounts receivable are unsecured. Company allows credit period of not more than two weeks, therefore the credit extended to its customers are highly reliable with minimal risk.

As at March 31, 2009, the Company has two main categories of customers:  1) banks and 2) attorneys.  During the three-month period ended March 31, 2009, loan modification revenue (net) generated from one customer was $451,570, or 72.3% of the total loan modification revenue (net).

PART II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$521.73
Legal Fees and Expenses	25,000.00
Accounting Fees and Expenses	15,000.00
Printing	0
Miscellaneous Expenses	0
Total	$40,521.73

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation provide that the Company shall indemnify to the fullest extent permitted by the Nevada Corporate Code any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The right to and amount of indemnification shall be determined in accordance with the provisions of the Nevada Corporate Code in effect at the time of the determination.

Our bylaws generally require that we advance to our directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We intend to obtain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

As of March 23, 2009, and in accordance with the terms of the Share Exchange Agreement, ten million (10,000,000) shares of common stock were issued to the security holders of MMLN in exchange for 100% for all of the issued and outstanding shares of MMLN common stock ("MMLN Shares") from the MMLN Security Holders.  All GWRC common stock issued to the MMLN Security Holders was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) and/or Regulation D of the Securities Act and rules and regulations promulgated thereunder.

On April 7, 2009, the Company issued a total of 100,000 shares of common stock to 2 consultants in exchange for services rendered.
These issuances were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) and/or Regulation D of the Securities Act and rules and regulations promulgated thereunder.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation of We Save Homes, Inc. (1)

3.2	Bylaws of We Save Homes, Inc. (1)

5.1	Opinion of The Otto Law Group, PLLC

23.1	Consent of The Otto Law Group, PLLC (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

(1)	Filed as Exhibits to Schedule 14C on April 9, 2009

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

(ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of California or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Niguel, State of California on May 29, 2009.

Global West Resources, Inc.

/s/ Michael McCarthy
By: Michael McCarthy
Its: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael McCarthy
Michael McCarthy, Chief Executive Officer and Director:
Date: May 29, 2009

/s/ Lan Mai
Lan Mai, Chief Financial Officer
Date: May 29, 2009

/s/ Andrew V. Kardish
Andrew V. Kardish, Chairman and Director
Date: May 29, 2009

/s/ Ryan Boyajian
Ryan Boyajian, President and Director
Date: May 29, 2009

/s/ Andrea Downs
Andrea Downs, Director
Date: May 29, 2009

/s/ Kirsten Varia Cudacoff
Kirsten Varia Chudacoff, Director
Date: May 29, 2009